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[SANMINA LOGO]                                                      EXHIBIT 99.1

                                                                   PRESS RELEASE

                                                               FEBRUARY 22, 2001


SANMINA INCREASES ITS OFFER TO THE SHAREHOLDERS OF SEGERSTROM & SVENSSON

SEGERSTROM BOARD REAFFIRMS RECOMMENDATION TO ACCEPT OFFER

On January 26, 2001, Sanmina Corporation ("Sanmina") (NASDAQ NM:SANM) made a public offer to the shareholders and holders of convertible debentures in AB Segerstrom & Svensson (publ) ("Segerstrom"). A prospectus regarding the public offer to the shareholders and holders of convertible debentures of Segerstrom was made public on January 27, 2001.

The number of Sanmina shares that was offered earlier for each Series A or B share and for each convertible debenture with a nominal value of SEK 90.10 in Segerstrom, was determined following a measurement period starting on January 23 and ending on January 30, 2001. The shareholders and holders of convertible debentures in Segerstrom were, based on such calculation, offered 0.38149 Sanmina shares for each Series A or B share and for each convertible debenture with a nominal value of SEK 90.10.

Sanmina will increase its offer to the shareholders and holders of convertible debentures in Segerstrom, subject to the following conditions. The other conditions of the offer as set forth in a prospectus made public on January 26, 2001 remain.

Should the present share exchange ratio of 0.38149 Sanmina shares per share or convertible debenture in Segerstrom multiplied by the average closing price for Sanmina's common stock on Nasdaq in each of the three trading days ending February 23, 2001 ("the average closing price") and multiplied by a fixed exchange rate of 9.91 SEK to 1 USD correspond to an amount lower than SEK 145, the offer will be adjusted as set out below. Should this calculation result in an amount corresponding to SEK 145 or more, no adjustment to the present offer will be made.

Formula for adjustment of offer:

       SEK 145 divided by the fixed exchange rate of 9.91 SEK to 1 USD and by the average closing price.

Example 1 - where the offer is adjusted
Assuming Sanmina's average closing price for the three trading days ending February 23, 2001 is USD 33.50, the new exchange ratio would be calculated as follows: SEK 145 divided by the fixed exchange rate of 9.91 SEK to 1 USD and by the assumed average closing price of USD 33.50. The new exchange ratio in this example would be 145 / 9.91 / 33.50 = 0.43677.

In this example the share exchange ratio is higher than the present share exchange ratio of 0.38149, and, therefore, the offer would be increased and the new share exchange ratio would apply.

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Example 2 - where the offer is not adjusted
Assuming Sanmina's average closing price for the three trading days ending February 23, 2001 is USD 39.00, the new exchange ratio would be calculated as follows: SEK 145 divided by the fixed exchange rate of 9.91 SEK to 1 USD and by the assumed average closing price of USD 39.00. The new exchange ratio in this example would be 145 / 9.91 / 39.00 = 0.37517.

In this example the share exchange ratio is lower than the present share exchange ratio of 0.38149 and corresponds to SEK 147.44 using the formula for adjustment of the offer above. Therefore, the offer in this example would not be adjusted, and the present share exchange ratio of 0.38149 would continue to apply in the offer.

Notice to shareholders and holders of convertible debentures in Segerstrom: The share exchange ratio in this offer is based on an average share price and a fixed exchange rate. The actual share price and currency exchange rate may fluctuate after the average share price and exchange rate is determined. Consequently, there is no guarantee that the number of Sanmina shares received by the shareholders and holders of convertible debentures in Segerstrom will by the time of receipt have a value corresponding to SEK 145 or more.

Based on the increased offer, the Board of Directors of Segerstrom has reaffirmed its recommendation that shareholders and holders of Segerstrom convertible debentures accept the revised offer and agree to exchange their shares and convertible debentures in Segerstrom for newly issued shares in Sanmina.

The new share exchange ratio will be announced following the close of Nasdaq on February 23, 2001. The last day of the acceptance period is February 27, 2001. Announcement of the outcome of the offer is expected on or about February 28, 2001 and it is expected that settlement could begin on or about March 1, 2001.


                           SAN JOSE, FEBRUARY 22, 2001




For further inquires, please contact:
AT SANMINA
Rick Ackel
Executive Vice President, Chief Financial Officer
+1 (408) 964 3613

Paige Bombino
Corporate Communications
+1 (408) 964 3610